Exhibit 99

TI reports financial results for 3Q11

Conference call on TI website at 4:30 p.m. Central time today
www.ti.com/ir

DALLAS (Oct. 24, 2011) – Texas Instruments Incorporated (TI) (NYSE: TXN) today announced third-quarter revenue of $3.47 billion, net income of $601 million and earnings per share of 51 cents.  EPS includes 9 cents in charges associated with the company’s acquisition of National Semiconductor.

“The highlight of the third quarter was the completion of the purchase of National Semiconductor.  We welcome the people of National to TI, and together we’re already taking our combined portfolio of almost 45,000 Analog products to customers all over the world,” said Rich Templeton, chairman, president and chief executive officer.

“Our revenue for the third quarter was higher than we expected though, overall, the quarter was below the seasonal average.  We expect the same in the fourth quarter as economic uncertainty continues to weigh on demand in almost every major market segment in which we operate.  We are well prepared to continue to gain share in our core businesses, no matter the economic conditions.”

3Q11 financial summary

Amounts are in millions of dollars, except per-share amounts.

	3Q11	3Q10	vs. 3Q10	2Q11	vs. 2Q11
Revenue	$3,466	$3,740	-7%	$3,458	0%
Operating profit	$814	$1,227	-34%	$905	-10%
Net income	$601	$859	-30%	$672	-11%
Earnings per share	$0.51	$0.71	-28%	$0.56	-9%
Cash flow from operations	$1,140	$1,318	-14%	$629	81%

TI closed its acquisition of National Semiconductor on September 23, 2011, and from that date began to consolidate the results of the acquired operations into TI’s Analog segment under the name Silicon Valley Analog.  Silicon Valley Analog revenue for that limited time was $18 million and operating profit was $2 million.

Acquisition-related charges of $154 million are included in the Other segment’s results.  As required by the acquisition method of accounting for business combinations, these charges include $7 million in cost of revenue attributable to the fair value write-up of acquired inventory that was sold after the date of acquisition.  The remainder, $147 million, includes restructuring costs, transaction costs, retention bonuses and amortization of intangibles.  In addition, there was a $10 million discrete tax charge.

TI’s third-quarter 2011 gross profit and operating profit were negatively impacted by costs associated with lower levels of factory utilization in the quarter as the company lowered production in response to weaker demand, as well as charges for inventory obsolescence on certain custom programs.  These were partially offset by a net benefit resulting from proceeds from ongoing insurance claims associated with the March earthquake in Japan.

Operating profit declined from a year ago primarily due to lower gross profit, as well as acquisition costs.  Compared with the prior quarter, operating profit was lower due to acquisition costs, which were partially offset by lower operating expenses.

3Q11 segment results

	3Q11	3Q10	vs. 3Q10	2Q11	vs. 2Q11
Analog:
Revenue	$1,557	$1,581	-2%	$1,588	-2%
Operating profit	$414	$520	-20%	$446	-7%
Embedded Processing:
Revenue	$539	$579	-7%	$596	-10%
Operating profit	$113	$160	-29%	$141	-20%
Wireless:
Revenue	$580	$767	-24%	$558	4%
Operating profit	$78	$180	-57%	$82	-5%
Other:*
Revenue	$790	$813	-3%	$716	10%
Operating profit	$209	$367	-43%	$236	-11%

*  Includes total acquisition-related costs of $154 million in the third quarter of 2011 and $13 million in the second quarter of 2011.  Also includes a net benefit from ongoing insurance claims associated with the earthquake in Japan of $23 million in the third quarter of 2011 and a net cost of $50 million in the second quarter of 2011.

Analog:  (includes High Volume Analog & Logic, High Performance Analog, Power Management and Silicon Valley Analog)
•	Compared with the year-ago quarter, revenue declined due to High Performance Analog.
•	Compared with the prior quarter, revenue declined due to High Performance Analog and Power Management.
•	Operating profit decreased from the year-ago and prior quarters due to lower gross profit.

Embedded Processing:  (includes digital signal processor and microcontroller catalog products that are sold across a wide variety of markets as well as application-specific products that are used in communications infrastructure and automotive electronics)
•
Compared with the year-ago and prior quarters, the decline in revenue was primarily due to catalog products.  Revenue from products sold into communications infrastructure applications also declined from the prior quarter.

•	Operating profit declined from the year-ago and prior quarters due to lower gross profit.

Wireless:  (includes connectivity products, OMAP™ applications processors and baseband products)
•	Compared with the year-ago quarter, revenue declined due to baseband products.
•	Compared with the prior quarter, revenue increased due to baseband products, as well as OMAP applications processors, while revenue from connectivity products was down.
•	Operating profit decreased from the year-ago and prior quarters due to lower gross profit.

Other:  (includes DLP® products, custom ASIC products, calculators and royalties as well as products sold under transitional supply agreements associated with recently acquired factories)
•	Compared with the year-ago quarter, the decline in revenue was due to the sale of a cable modem product line in the fourth quarter of 2010, as well as declines across most product areas.
•	Compared with the prior quarter, the increase in revenue was primarily from DLP products as well as from earthquake-related insurance proceeds.
•
Operating profit decreased from the year-ago and prior quarters due to higher acquisition-related costs.  Also, the quarter included a net benefit from earthquake-related insurance proceeds compared with net costs in the prior quarter.

3Q11 additional financial information

•	Orders were $3.07 billion, down 10 percent from the year-ago quarter and down 15 percent from the prior quarter.
•
Inventory was $1.97 billion at the end of the quarter, up $541 million from a year ago and up $203 million from the prior quarter.  The increase from a year ago was due to the company rebuilding inventory to support higher customer service levels with shorter lead times, as well as $215 million of inventory associated with the acquisition of National Semiconductor.  The increase from the prior quarter was due to the acquisition.  Inventory acquired from National Semiconductor is valued at fair value, in accordance with the acquisition method of accounting for business combinations.

•
Capital expenditures were $193 million in the quarter compared with $396 million a year ago and $276 million in the prior quarter.  Capital expenditures in the quarter were primarily for assembly/test and wafer manufacturing equipment.

•	The company ended the quarter with $2.62 billion in cash. During the quarter, the company issued $1.2 billion in commercial paper, which remains outstanding.
•	The company used $450 million in the quarter to repurchase 14.1 million shares of its common stock and paid dividends of $148 million.

Outlook

For the fourth quarter of 2011, TI expects:

•	Revenue: $3.26 – 3.54 billion
•	Earnings per share: $0.28 – 0.36

EPS will be negatively impacted by about 15 cents from acquisition-related costs in the fourth quarter.  These will include about $160 million of acquisition costs and, additionally, about $100 million included in cost of revenue.

TI will update its fourth-quarter outlook on December 8, 2011.

For the full year of 2011, TI expects approximately the following:

•	R&D expense: $1.7 billion
•	Capital expenditures: $0.9 billion
•	Depreciation: $0.9 billion
•	Annual effective tax rate: 25%

TEXAS INSTRUMENTS INCORPORATED AND SUBSIDIARIES
Consolidated Statements of Income
(Millions of dollars, except share and per-share amounts)

	For Three Months Ended

	Sept. 30, 2011	Sept. 30, 2010	June 30, 2011

Revenue	$3,466	$3,740	$3,458
Cost of revenue	1,722	1,701	1,705
Gross profit	1,744	2,039	1,753
Research and development (R&D)	395	417	424
Selling, general and administrative (SG&A)	388	391	411
Restructuring expense	--	4	--
Acquisition cost	147	--	13
Operating profit	814	1,227	905
Other income (expense) net	(19)	8	10
Interest and debt expense	15	--	6
Income before income taxes	780	1,235	909
Provision for income taxes	179	376	237
Net income	$601	$859	$672

Earnings per common share:
Basic	$.52	$.71	$.57
Diluted	$.51	$.71	$.56

Average shares outstanding (millions):
Basic	1,144	1,184	1,156
Diluted	1,157	1,196	1,180

Cash dividends declared per share of common stock	$.13	$.12	$.13

Percentage of revenue:
Gross profit	50.3%	54.5%	50.7%
R&D	11.4%	11.1%	12.3%
SG&A	11.2%	10.5%	11.9%
Operating profit	23.5%	32.8%	26.2%

As required by accounting rule ASC 260, net income allocated to unvested restricted stock units (RSUs), on which we pay dividend equivalents, is excluded from the calculation of EPS.  The amount excluded from earnings per common share was $10 million, $13 million and $10 million for the quarters ending Sept. 30, 2011, Sept. 30, 2010 and June 30, 2011.

TEXAS INSTRUMENTS INCORPORATED AND SUBSIDIARIES
Consolidated Balance Sheets
(Millions of dollars, except share amounts)

	Sept. 30, 2011	Sept. 30, 2010	June 30, 2011
Assets
Current assets:
Cash and cash equivalents	$1,581	$1,093	$4,501
Short-term investments	1,037	1,417	1,899
Accounts receivable, net of allowances of ($26), ($20) and ($23)	1,784	1,754	1,672
Raw materials	148	114	148
Work in process	1,185	875	970
Finished goods	632	435	644
Inventories	1,965	1,424	1,762
Deferred income taxes	1,046	601	793
Prepaid expenses and other current assets	303	179	233
Total current assets	7,716	6,468	10,860
Property, plant and equipment at cost	7,239	6,897	6,573
Less accumulated depreciation	(2,667)	(3,441)	(2,859)
Property, plant and equipment, net	4,572	3,456	3,714
Long-term investments	350	523	334
Goodwill	4,451	926	924
Acquisition-related intangibles	3,024	86	63
Deferred income taxes	497	907	925
Capitalized software licenses, net	199	213	184
Overfunded retirement plans	28	23	25
Other assets	70	47	69
Total assets	$20,907	$12,649	$17,098

Liabilities and Stockholders’ Equity
Current liabilities:
Commercial paper borrowings	$1,200	$--	$--
Current portion of long-term debt	386	--	--
Accounts payable	627	623	623
Accrued compensation	532	568	428
Income taxes payable	60	31	65
Accrued expenses and other liabilities	863	616	637
Total current liabilities	3,668	1,838	1,753
Long-term debt	4,215	--	3,498
Underfunded retirement plans	617	447	532
Deferred income taxes	822	82	92
Deferred credits and other liabilities	559	320	320
Total liabilities	9,881	2,687	6,195
Stockholders’ equity:
Preferred stock, $25 par value. Authorized – 10,000,000 shares. Participating cumulative preferred. None issued.	--	--	--
Common stock, $1 par value. Authorized – 2,400,000,000 shares. Shares issued: Sept. 30, 2011 – 1,740,552,451; Sept. 30, 2010 – 1,739,932,695; June 30, 2011 – 1,740,530,417	1,741	1,740	1,741
Paid-in capital	1,172	1,128	1,108
Retained earnings	26,175	23,907	25,726
Less treasury common stock at cost: Shares: Sept. 30, 2011 – 597,902,577; Sept. 30, 2010 – 565,775,203; June 30, 2011 – 585,209,754	(17,372)	(16,169)	(16,986)
Accumulated other comprehensive income (loss), net of taxes	(690)	(644)	(686)
Total stockholders’ equity	11,026	9,962	10,903
Total liabilities and stockholders’ equity	$20,907	$12,649	$17,098

TEXAS INSTRUMENTS INCORPORATED AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(Millions of dollars)

	For Three Months Ended
	Sept. 30, 2011	Sept. 30, 2010	June 30, 2011
Cash flows from operating activities:
Net income	$601	$859	$672
Adjustments to net income:
Depreciation	213	213	220
Stock-based compensation	92	48	54
Amortization of acquisition-related intangibles	12	11	6
(Gains) on sales of assets	(5)	--	--
Deferred income taxes	6	(27)	(46)
Increase (decrease) from changes in:
Accounts receivable	22	(29)	(102)
Inventories	22	(66)	(84)
Prepaid expenses and other current assets	1	4	(3)
Accounts payable and accrued expenses	95	115	58
Accrued compensation	59	149	80
Income taxes payable	14	23	(240)
Other	8	18	14
Net cash provided by operating activities	1,140	1,318	629

Cash flows from investing activities:
Additions to property, plant and equipment	(193)	(396)	(276)
Proceeds from asset sales and insurance recovery	14	--	2
Purchases of short-term investments	(775)	(599)	(816)
Sales, redemptions and maturities of short-term investments	1,638	373	505
Purchases of long-term investments	(1)	(4)	(2)
Redemptions and sales of long-term investments	11	23	45
Business acquisitions:
Property, plant and equipment	(898)	(42)	--
Inventories	(225)	(9)	--
Other	(4,267)	(8)	--
Business acquisitions, net of cash acquired	(5,390)	(59)	--
Net cash used in investing activities	(4,696)	(662)	(542)

Cash flows from financing activities:
Proceeds from issuance of debt	1,200	--	3,497
Issuance costs for long-term debt	--	--	(12)
Dividends paid	(148)	(143)	(150)
Sales and other common stock transactions	33	41	180
Excess tax benefit from share-based payments	1	1	8
Stock repurchases	(450)	(600)	(452)
Net cash provided by (used in) financing activities	636	(701)	3,071
Net (decrease) increase in cash and cash equivalents	(2,920)	(45)	3,158
Cash and cash equivalents, beginning of period	4,501	1,138	1,343
Cash and cash equivalents, end of period	$1,581	$1,093	$4,501

Certain amounts in prior periods’ financial statements have been reclassified to conform to the current presentation.

#   #   #

Safe Harbor Statement

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:

This release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995.  These forward-looking statements generally can be identified by phrases such as TI or its management “believes,” “expects,” “anticipates,” “foresees,” “forecasts,” “estimates” or other words or phrases of similar import.  Similarly, statements herein that describe TI’s business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements.  All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.

We urge you to carefully consider the following important factors that could cause actual results to differ materially from the expectations of TI or its management:

•	Market demand for semiconductors, particularly in key markets such as communications, computing, industrial and consumer electronics;
•
TI’s ability to maintain or improve profit margins, including its ability to utilize its manufacturing facilities at sufficient levels to cover its fixed operating costs, in an intensely competitive and cyclical industry;

•	TI’s ability to develop, manufacture and market innovative products in a rapidly changing technological environment;
•	TI’s ability to compete in products and prices in an intensely competitive industry;
•	TI’s ability to maintain and enforce a strong intellectual property portfolio and obtain needed licenses from third parties;
•	Expiration of license agreements between TI and its patent licensees, and market conditions reducing royalty payments to TI;
•
Economic, social and political conditions in the countries in which TI, its customers or its suppliers operate, including security risks, health conditions, possible disruptions in transportation networks and fluctuations in foreign currency exchange rates;

•	Natural events such as severe weather and earthquakes in the locations in which TI, its customers or its suppliers operate;
•	Availability and cost of raw materials, utilities, manufacturing equipment, third-party manufacturing services and manufacturing technology;
•
Changes in the tax rate applicable to TI as the result of changes in tax law, the jurisdictions in which profits are determined to be earned and taxed, the outcome of tax audits and the ability to realize deferred tax assets;

•
Changes in laws and regulations to which TI or its suppliers are or may become subject, such as those imposing fees or reporting or substitution costs relating to the discharge of emissions into the environment or the use of certain raw materials in our manufacturing processes;

•	Losses or curtailments of purchases from key customers and the timing and amount of distributor and other customer inventory adjustments;
•	Customer demand that differs from our forecasts;
•	The financial impact of inadequate or excess TI inventory that results from demand that differs from projections;
•	Impairments of our non-financial assets;
•	Product liability or warranty claims, claims based on epidemic or delivery failure or recalls by TI customers for a product containing a TI part;
•	TI’s ability to recruit and retain skilled personnel;
•	Timely implementation of new manufacturing technologies, installation of manufacturing equipment and the ability to obtain needed third-party foundry and assembly/test subcontract services; and
•	TI’s obligation to make principal and interest payments on its debt.

For a more detailed discussion of these factors, see the Risk Factors discussion in Item 1A of TI’s most recent Form 10-K and of TI’s Form 10-Q for the quarter ended June 30, 2011.  The forward-looking statements included in this release are made only as of the date of this release, and TI undertakes no obligation to update the forward-looking statements to reflect subsequent events or circumstances.

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